Exhibit 10.35
PHINIA INC.
Director Deferred Compensation Program
2025-2026 Board Year Election Form
As a non-employee director on the Board of Directors (the “Board”) of PHINIA Inc. (the “Company”), you are eligible to make deferral elections pursuant to the Company’s recently adopted Director Compensation Deferral Program. Your elections may be made with respect to your compensation for services performed during the 2025-2026 Board Year, which is defined as starting immediately following the conclusion of the 2025 Annual Meeting of Shareholders (expected to be held in May 2025) and concluding immediately prior to the 2026 Annual Meeting of Shareholders (expected to be held in May 2026). Your compensation with respect to the 2025-2026 Board Year, and with respect to which you have the opportunity to make deferral elections, is expected to consist of two components.
One component will be an equity award which, unless you make an election as described below, will be in the form of restricted stock (the “Restricted Stock Compensation”). The Restricted Stock Compensation would be granted shortly after the 2025 Annual Meeting of Shareholders and generally would vest after one year, subject to your continued service through such date. The Restricted Stock Compensation would be granted under the PHINIA Inc. 2023 Stock Incentive Plan (the “Plan”). The number of shares of common stock of the Company (the “Shares”) covered by the Restricted Stock Compensation would be determined by dividing the grant date value of the Board equity retainer (which currently is $140,000 but which could change in the future) by the Fair Market Value (as defined in the Plan) of a Share on the date of grant. To the extent that there is any increase in your Restricted Stock Compensation, it would be covered by this election.
The other component will be cash compensation (the “Cash Compensation”). Your Cash Compensation for the 2025-2026 Board Year is expected to be $____________, consisting of a board cash retainer of $100,000 and, based on the committees on which you currently serve, committee cash retainers of $____________. To the extent that there is any increase in your Cash Compensation for the 2025-2026 Board Year, it would not be covered by this election. Unless you make an election as described below, the Cash Compensation would be paid quarterly in arrears.
Under the Company’s Director Compensation Deferral Program, you have the opportunity to make a separate deferral election with respect to your Restricted Stock Compensation and your Cash Compensation for the 2025-2026 Board Year. Following the instructions below, you can choose to make a deferral election with respect to both (i) your Restricted Stock Compensation and your Cash Compensation, (ii) either your Restricted Stock Compensation or your Cash Compensation, or (iii) neither your Restricted Stock Compensation nor your Cash Compensation. Elections are effective only with respect to your expected compensation for the 2025-2026 Board Year as identified above. Elections are irrevocable and with respect to 2025-2026 Board Year compensation will be effective only if this form is completed, executed and returned to the Company on or before December 15, 2024.

RESTRICTED STOCK COMPENSATION ELECTION
With respect to Restricted Stock Compensation which you otherwise would receive for the 2025-2026 Board Year, you may elect to receive stock units subject to restrictions (“SUs”) covering an equivalent number of Shares. Each SU represents a contingent right to receive one Share at a future date. The SUs would be granted pursuant to the Plan and the related SU agreement.
In the event you elect to receive SUs in lieu of the Restricted Stock Compensation you would otherwise receive, such SUs would be granted on the same date as the date the Restricted Stock Compensation would be granted. The number of Shares covered by your SU award initially would be equal to the number of Shares covered by your converted Restricted Stock Compensation. To the extent the Company pays any cash dividend in respect of Shares after the grant date and the future date on which the SUs are settled, the number of Shares covered by the SU award would be increased by an additional number of Shares by multiplying (i) the number of SUs covered by the award as of the dividend record date by (ii) the cash dividend paid on each Share, dividing the result of such multiplication by (iii) the Fair Market Value (as defined in the Plan) of a Share on the dividend payment date, and (iv) rounding the result to the nearest whole number.
Your SUs generally would vest one year after the grant date. You would receive one Share for each vested SU. You would receive the Shares (i.e., share settlement of the SUs) within thirty (30) days of the future date of your separation from service with the Company (as determined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)).
You may elect to receive SUs in lieu of either 100% or 50% of the Restricted Stock Compensation which you would otherwise receive for the 2025-2026 Board Year.
Any increase in Restricted Stock Compensation for the 2025-2026 Board Year would be covered by this election.
Please indicate below whether with respect to the 2025-2026 Board Year, you want to receive in lieu of Restricted Stock Compensation either (i) 100% in the form of SUs or (ii) 50% in the form of SUs (in which case you also would receive 50% in the form of Restricted Stock Compensation).
Election for the 2025-2026 Board Year
Please indicate with an “X” your election to receive in lieu of Restricted Stock Compensation either (i) 100% in the form of SUs or (ii) 50% in the form of SUs (in which case you also would receive 50% in the form of Restricted Stock Compensation).
100% SUs
50% SUs
Note: If no election is made above, you will be deemed to have elected to receive 100% in the form of Restricted Stock Compensation for the 2025-2026 Board Year.

CASH COMPENSATION ELECTION
With respect to Cash Compensation as identified above which you otherwise would receive for the 2025-2026 Board Year, you may elect to receive SUs covering a number of shares of Stock with a value equal to the cash amount of your Cash Compensation indicated on this election form to be allocated to such SU grant. These SUs would be in addition to any SUs you would receive if you make a deferral election with respect to your Restricted Stock Compensation. The SUs would be granted pursuant to the Plan and the related SU agreement.
In the event you elect to receive SUs in lieu of your Cash Compensation you would otherwise receive, such SUs would be granted on the same date as the date the Restricted Stock Compensation would be granted following the 2025 Annual Meeting of Shareholders. Each SU represents a contingent right to receive one Share at a future date. The number of shares of Stock covered by your SU award initially would be equal to the cash amount of Cash Compensation indicated on this election form to be allocated to the SU grant divided by the Fair Market Value (as defined in the Plan) of a Share on the date of grant (rounding the result to the nearest whole number). To the extent the Company pays any cash dividend in respect of Shares after the grant date and the future date on which the SUs are settled, the number of Shares covered by the SU award would be increased by an additional number of Shares by multiplying (i) the number of SUs then covered by the award as of the dividend record date by (ii) the cash dividend paid on each Share, dividing the result of such multiplication by (iii) the Fair Market Value (as defined in the Plan) of a Share on the dividend payment date, and (iv) rounding the result to the nearest whole number.
Your SUs generally would vest one year after the grant date. You would receive one Share for each vested SU. You would receive the Shares within thirty (30) days of the date of the future date of your separation from service with the Company (as determined under Section 409A).
You may elect to receive SUs in lieu of either 100% or 50% of the Cash Compensation which you would otherwise receive for the 2025-2026 Board Year.
This election applies to Cash Compensation as defined and identified above. Any additional amount of Cash Compensation for the 2025-2026 Board Year would not be covered by this election.
Please indicate below whether with respect to the 2025-2026 Board Year, you want to receive in lieu of Cash Compensation either (i) 100% in the form of SUs or (ii) 50% in the form of SUs (in which case you also would receive 50% in the form of Cash Compensation).
Election for the 2025-2026 Board Year
Please indicate with an “X” your election to receive in lieu of Cash Compensation either (i) 100% in the form of SUs or (ii) 50% in the form of SUs (in which case you also would receive 50% in the form of Cash Compensation paid quarterly in arrears).
100% SUs
50% SUs
Note: If no election is made above, you will be deemed to have elected to receive 100% in the form of Cash Compensation for the 2025-2026 Board Year.

I understand that this election shall apply to my Restricted Stock Compensation and Cash Compensation as defined above. This election shall be interpreted, and the amounts hereunder shall be paid, in a manner consistent with Section 409A. The above election will be effective only if this form is completed, executed, and returned to the Company on or before December 15, 2024.
☒ I hereby approve and irrevocably submit this election form.
Name:
Date:

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